Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 19, 2008 (including amendments thereto) with respect to shares of common stock of GigOptix, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 19, 2008

LIONICA CORPORATION

By:	/s/ Leo Lax
Leo Lax President

ARJESAN I LIMITED PARTNERSHIP

By:	/s/ Leo Lax
Leo Lax, President of Lionica Corporation General Partner

LEO LAX

By:	/s/ Leo Lax
Leo Lax